CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for Global Fusion High Alpha, L.P. we hereby consent to (i) reference to the use of audited financial statements for Global Fusion High Alpha, L.P. for the period from inception (August 31, 2009) through December 31, 2010, from which rate of return information has been derived and (ii) to all references to our firm included in or made a part of the Prospectus and Statement of Additional Information in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Global Fusion Long/Short Fund (a series of Northern Lights Fund Trust).

/s/ SPICER JEFFRIES, LLP

5251 S. QUEBEC STREET, SUITE 200

GREENWOOD, CO 80111

May 23, 2011